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             WARBURG, PINCUS GLOBAL POST-VENTURE CAPITAL FUND, INC.

                             ARTICLES SUPPLEMENTARY

               Warburg, Pincus Global Post-Venture Capital Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: Pursuant to the authority of the Board of Directors contained in the Charter of the Corporation, one billion (1,000,000,000) shares of authorized but unissued shares of the Corporation's Series of Common Stock designated Common Stock-Series 1 have been duly reclassified by the Board of Directors of the Corporation as authorized but unissued shares of the Corporation's Series of Common Stock designated Common Stock-Series 2 ("Series 2 Shares").

               SECOND: The reclassified shares shall have the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of the Series 2 Shares as currently set forth in the Charter. A description of the Series 2 Shares is contained in Articles of Incorporation filed with the Department of Assessments and Taxation of Maryland on July 16, 1996.







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               THIRD: The reclassification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Corporation or the aggregate par value thereof.

               IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Assistant Secretary this 12th day of November, 1996. The undersigned officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

                                            WARBURG, PINCUS GLOBAL POST-VENTURE
                                            CAPITAL FUND, INC.

                                            /s/Eugene P. Grace

                                            -----------------------------------
                                            Eugene P. Grace
                                            Vice President

ATTEST:

/s/Janna Manes

-----------------------------
Janna Manes
Assistant Secretary


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